                                                      EXHIBIT 23.1

                       DeGolyer and MacNaughton
                           One Energy Square
                          Dallas, Texas 75206


                                March 21, 2001





EOG Resources, Inc.
1200 Smith Street, Suite 300
Houston, Texas 77002

Gentlemen:


We hereby consent to the references to our firm and to the opinions delivered to EOG Resources, Inc., formerly Enron
Oil & Gas Company, (the Company) regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 11, 1999, February 8, 2000, and
February 8, 2001, for estimates as of December 31, 1998, December 31, 1999, and December 31, 2000, respectively.
The opinions are referred to in the section Supplemental Information to Consolidated Financial Statements Oil and
Gas Producing Activities in the Company's Annual Report to Shareholders dated March 23, 2001 (the Annual Report).
That section of the Annual Report is in turn incorporated by reference in item 14 of the Company's Report on Form
10-K dated March 23, 2001, to be filed with the Securities & Exchange Commission (the Form 10-K). Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinions included in the Company's previously filed Registration Statement Nos. 33-48368, 33-52201, 33-58103, 33-62005, 333-09919, 333-20841, 333-18511, 333-31715,
333-44785, 333-69483, and 333-46858.

                                     Very truly yours,


                                     DeGOLYER and MacNAUGHTON